UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2021

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Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-14982	43-0334550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Maryville University Drive, Suite 400

St. Louis, Missouri 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 216-2600

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common, par value $0.01 per share	HBP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2021, Huttig Building Products, Inc. (the "Company") and its wholly-owned subsidiary, Huttig, Inc., entered into a Credit Agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. The Credit Agreement replaces the Company’s existing credit agreement dated as of September 3, 2010 among the Company, Huttig, Inc., the other credit parties signatory thereto, Wells Fargo Capital Finance, LLC, as lender and agent, and the other lenders signatory thereto (as amended, restated, supplemented or otherwise modified, the “Existing Credit Facility”).

The Credit Agreement provides a revolving credit facility of $250 million which may be increased by up to $75 million, subject to certain conditions, including compliance with the financial covenant (the “Facility”). The new Facility will be used to repay amounts due under the Existing Credit Facility, including the payment of fees and expenses associated with such repayment and for working capital and general corporate purposes. Borrowing availability under the Credit Agreement is based on eligible accounts receivable, inventory and real estate and borrowings continue to be secured by substantially all of the assets of the Company and its subsidiary.

Other key terms of the Facility are set forth below.

Term
The maturity date of the Facility is September 29, 2026.

Interest Rate
Under the Credit Agreement, borrowings bear interest at: (i) an adjusted LIBOR rate plus an applicable margin, or (ii) an alternative base rate (ABR) plus an applicable margin. The applicable margins under the Credit Agreement are as follows:

Average Availability	LIBOR Margin	ABR Margin
>$40,000,000	1.25%	(1.40%)
<$40,000,000 but ≥$20,000,000	1.50%	(1.15%)
<$20,000,000	1.75%	(0.90%)

The interest rate margins are set quarterly based on the average availability for the preceding quarter.

Commitment Fee
Under the Credit Agreement, the Company pays an unused line fee of 0.25% (if the average daily unused amount of the Facility is less than or equal to 50% of the maximum Facility) or 0.20% (if the average daily unused amount of the Facility is greater than 50% of the maximum Facility). Upon closing, the unused line fee was set at 0.25%.

Financial Covenant
Under the Credit Agreement, the Company’s sole financial covenant is a springing minimum fixed charge coverage ratio of 1.0x tested quarterly and is triggered when excess availability falls below $25 million to $15 million (depending on the amount of the borrowing base).

Other Key Provisions
The foregoing description of the material terms of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Credit Agreement.

Other than the Facility itself, there is no material relationship between the Company and JPM, except that the Company leases certain items of equipment from JPM.

A copy of the press release announcing the closing of the Credit Agreement is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under "Item 1.01 Entry Into a Material Definitive Agreement" is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement dated as of September 29, 2021, among Huttig Building Products, Inc., Huttig, Inc., JPMorgan Chase Bank, N.A., as administrative agent, and other lenders party thereto.
99.1	Press Release dated September 30, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.

Date: October 1, 2021	By:	/s/ Philip W. Keipp
Philip W. Keipp
Vice President and Chief Financial Officer